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Exhibit F-1.1

October 27, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sirs:

        This letter has been prepared in connection with the application ("Application") of E.ON AG ("E.ON"), E.ON US Holding GmbH ("E.ON Holding"), E.ON US Investments Corp. ("EUSIC"), and LG&E Energy LLC ("LG&E Energy" and collectively with E.ON, E.ON Holding and EUSIC, the "E.ON Holding Companies"), each a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), Louisville Gas and Electric Company, a public utility subsidiary of LG&E Energy ("LG&E" and together with the E.ON Holding Companies, the "E.ON Applicants"), and American Electric Power Company, Inc. ("AEP", together with the E.ON Applicants, the "Applicants"), a registered holding company under the Act that is not affiliated with E.ON, seeking authorization from the Securities and Exchange Commission (the "Commission") for the proposed acquisition by LG&E from AEP of 730 shares of common stock, $100 par value (the "Shares") of Ohio Valley Electric Corporation ("OVEC"), an Ohio corporation and an electric utility company under the Act (the "Transaction").

        As counsel for the E.ON Applicants, I deliver this opinion to you for filing as Exhibit F-1.1 to the Application. Any terms used in this opinion have the same meanings assigned to them in the Application.

        I am authorized to practice law in the Federal Republic of Germany, the place of incorporation of E.ON. I am not a member of the bar of any other country, or any of the United States, states in which certain of E.ON's subsidiaries are incorporated and doing business, and I do not hold myself out as an expert in the laws of such states. For purposes of this opinion, to the extent necessary, I have relied on attorneys employed by LG&E Energy, the parent company of LG&E, with regard to matters of Kentucky law. In addition, I have relied on advice from counsel employed or retained by E.ON, including the firm Jones Day, with respect to matters under the Act.

        In connection with this opinion, I or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to our satisfaction, of such records and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon statements contained in the Application.

        The opinions expressed below are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

  (a)
  The Commission shall have duly entered an appropriate order with respect to the proposed Transaction, as described in the Application, permitting the Application to become effective under the Act and the rules and regulations thereunder, and the proposed Transaction is consummated in accordance with the Application and the Commission's order.

  (b)
  To the extent necessary, the relevant state agencies have duly entered appropriate orders with respect to the proposed Transaction and the proposed Transaction is consummated in accordance with such orders.

F-1.1.1

  (c)
  No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed

  (d)
  Appropriate corporate actions will have been taken by the Applicants and the related documentation will have been duly authorized, executed and delivered with all appropriate transfer or other taxes paid.

  (e)
  Each of the Applicants will at the time of the proposed Transaction be validly incorporated or a validly formed business entity in the jurisdiction in which it is domiciled.

        Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, it is my opinion that, in the event that the proposed transactions are consummated in accordance with the Application:

  (a)
  all state laws applicable to the E.ON Applicants with respect to the consummation of the proposed Transaction will have been complied with;

  (b)
  LG&E will legally acquire the Shares from AEP as contemplated by and subject to the Application; and

  (c)
  the consummation of the proposed Transaction will not violate the legal rights of the holders of any securities issued by E.ON or any of its subsidiaries and associate companies.

        I hereby consent to the filing of this opinion as Exhibit F-1.1 to the Application.

E.ON AG
By:	/s/ KARL-HEINZ FELDMANN
Name:	Karl-Heinz Feldmann
Title:	General Counsel/Senior Vice President

F-1.1.2

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  Exhibit F-1.1